Exhibit 99.1

Generac Reports Fourth Quarter and Full-Year 2022 Results

WAUKESHA, WISCONSIN (February 15, 2023) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its fourth quarter and full-year ended December 31, 2022 and initiated its outlook for the full-year 2023.

Fourth Quarter 2022 Highlights

●

Net sales decreased 2% to $1.05 billion during the fourth quarter of 2022 as compared to $1.07 billion in the prior-year fourth quarter. Core sales, which excludes both the impact of acquisitions and foreign currency, decreased approximately 7%.

-	Residential product sales decreased 19% to $575 million as compared to $706 million last year.

-	Commercial & Industrial (“C&I”) product sales increased 27% to $361 million as compared to $284 million in the prior year.

●	Net income attributable to the Company during the fourth quarter was $71 million, or $0.83 per share, as compared to $143 million, or $2.04 per share, for the same period of 2021.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $113 million, or $1.78 per share, as compared to $162 million, or $2.51 per share, in the fourth quarter of 2021.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was $174 million, or 16.6% of net sales, as compared to $220 million, or 20.7% of net sales, in the prior year.

●

Cash flow from operations was $101 million as compared to $62 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $80 million as compared to $42 million for 2021.

●

The Company repurchased approximately 2.2 million shares of its common stock during the fourth quarter for $222 million under its current share repurchase program. There is approximately $278 million remaining under the current share repurchase program as of December 31, 2022.

●

The Company is initiating its full-year 2023 net sales guidance to be a decline of approximately -6 to -10% as compared to the prior year on an as-reported basis, which includes approximately 1% of net favorable impact from acquisitions and foreign currency. Adjusted EBITDA margin, before deducting for non-controlling interests, is expected to be approximately 17.0 to 18.0%.

Full-Year 2022 Highlights

●

Net sales increased 22% to a record $4.56 billion during 2022 as compared to $3.74 billion in 2021. Core sales, which excludes both the impact of acquisitions and foreign currency, increased approximately 16%.

-	Residential product sales increased 19% to $2.91 billion as compared to $2.46 billion last year.

-	C&I product sales grew 26% to $1.26 billion as compared to $1.00 billion in the prior year.

●	Net income attributable to the Company during 2022 was $400 million, or $5.42 per share, as compared to $550 million, or $8.30 per share for 2021.

●	Adjusted net income attributable to the Company was $539 million, or $8.33 per share, as compared to $619 million, or $9.63 per share, in 2021.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, for 2022 was $825 million, or 18.1% of net sales, as compared to $861 million, or 23.1% of net sales, last year.

●

Cash flow from operations was $59 million as compared to $411 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $(24) million as compared to $306 million for 2021.

“Fourth quarter and full year 2022 results came in at the low end of our prior expectations due to continued softness in residential products,” said Aaron Jagdfeld, President and Chief Executive Officer. “Robust momentum continued in the C&I product category as sales exceeded our prior expectations, and we exited 2022 with record backlog for these products. Favorable end market demand metrics continued in the home standby category during the quarter, and installation bandwidth improved significantly with our dealer count and activations increasing sequentially from the third quarter. However, higher home standby field inventory levels continued to unfavorably impact orders and shipments during the fourth quarter. In addition, clean energy product shipments were lower during the quarter as we work to further improve the reliability of these products and expand our distribution capabilities.”

Jagdfeld continued, “While we are experiencing temporary headwinds for home standby generators and clean energy products, the underlying secular growth themes and mega-trends that support our ‘Powering a Smarter World’ enterprise strategy remain firmly intact. We believe these growth drivers will support strong demand for backup power solutions for both homes and businesses well into the future. Additionally, we will continue to develop innovative energy technology solutions to participate in the significant growth opportunities that are presented by the evolution to the next generation grid.”

Additional Fourth Quarter 2022 Consolidated Highlights

Gross profit margin was 32.7% as compared to 34.0% in the prior-year fourth quarter. Unfavorable sales mix had a meaningful negative impact on gross margins, however this was partially offset by the favorable impact of previously implemented pricing actions.

Operating expenses increased $48.9 million, or 26.1%, as compared to the fourth quarter of 2021. The increase in operating expenses was primarily driven by the impact of recurring operating expenses from prior acquisitions, an unfavorable adjustment for acquisition contingent consideration, certain legal and regulatory reserves, higher intangible amortization expense, and increased employee and marketing costs. These increases were partially offset by lower acquisition-related transaction costs in the current year quarter.

Provision for income taxes for the current year quarter was $13.6 million, or an effective tax rate of 15.5%, as compared to $20.6 million, or a 12.4% effective tax rate, for the prior year. The increase in effective tax rate was primarily driven by certain favorable discrete items that were reflected in the prior year which did not repeat in the current year quarter.

Cash flow from operations was $100.9 million during the fourth quarter, as compared to $61.8 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $80.3 million as compared to $41.6 million in the fourth quarter of 2021. The improvement in free cash flow was primarily due to lower working capital investment in the current year quarter, partially offset by lower operating earnings.

Business Segment Results

Domestic Segment

Domestic segment total sales (including inter-segment sales, as disclosed in accompanying schedule) decreased 3% to $880.6 million as compared to $908.8 million in the prior year quarter, with the impact of acquisitions contributing approximately 7% revenue growth for the quarter. The decline in core sales was driven primarily by lower home standby and clean energy product sales. This decline was partially offset by strong growth in C&I product shipments across all channels, highlighted by national rental equipment, telecom, industrial distributors, and other direct customers for beyond standby applications.

Adjusted EBITDA for the segment was $144.1 million, or 16.4% of domestic segment total sales, as compared to $196.7 million in the prior year, or 21.6% of total sales. This margin performance was impacted by unfavorable sales mix, partially offset by the favorable realization of previously implemented pricing actions. Additionally, the impact of acquisitions and continued energy technology operating expense investments for future growth negatively affected margins during the quarter.

International Segment

International segment total sales (including inter-segment sales, as disclosed in accompanying schedule) increased 22% to $219.2 million as compared to $180.4 million in the prior year quarter, with the impact of foreign currency providing an approximately 6.5% net headwind to revenue growth for the quarter. The approximately 28% core total sales growth for the segment was driven by strong growth across all major regions as compared to the prior year, most notably in Europe and Latin America.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $29.5 million, or 13.5% of international segment total sales, as compared to $23.7 million, or 13.1% of total sales, in the prior year. This margin performance was driven primarily by improved operating leverage on higher volumes.

2023 Outlook

The Company is initiating guidance for full-year 2023 consistent with comments provided on its third quarter earnings call on November 2nd. Specifically, shipments of residential products in the first half of the year are expected to be weaker due to higher field inventory levels for home standby generators and the build out of clean energy product and distribution capabilities, with a return to year-over-year growth for residential products in the second half partially offsetting the expected first half decline. In addition, C&I product core sales are expected to grow again at a solid rate during the year. As a result of these factors, full-year net sales are expected to decrease between -6 to -10% as compared to the prior year, which includes approximately 1% of net favorable impact from acquisitions and foreign currency.

Additionally, the Company expects net income margin, before deducting for non-controlling interests, to be approximately 7.5 to 8.5% for the full-year 2023. The corresponding adjusted EBITDA margin is expected to be approximately 17.0 to 18.0% and be disproportionately weighted toward the second half of the year.

Operating and free cash flow generation is expected to return to strong levels for the full year, with conversion of adjusted net income to free cash flow expected to be well over 100%.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EDT on Wednesday, February 15, 2023 to discuss fourth quarter and full-year 2022 operating results. The conference call can be accessed at the following link: https://register.vevent.com/register/BI6a4b00c6f9fc4e92966db87b16131321. Individuals that wish to listen via telephone will be given dial-in information.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company’s website for 12 months.

About Generac

Generac is a leading energy technology company that provides backup and prime power systems for home and industrial applications, solar + battery storage solutions, smart home energy management devices and energy services, advanced power grid software platforms and engine- and battery-powered tools and equipment. Founded in 1959, Generac introduced the first affordable backup generator and later created the category of automatic home standby generator. The company is committed to sustainable, cleaner energy products poised to revolutionize the 21st century electrical grid.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	fluctuations in cost and quality of raw materials required to manufacture our products;
●	availability of both labor and key components from our global supply chain, including single-sourced components, needed in producing our products;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix, logistics costs and regulatory tariffs;
●	the duration and impact of the COVID-19 pandemic;
●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;
●	our ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	changes in environmental, health and safety, or product compliance laws and regulations affecting our products, operations, or customer demand;
●	significant legal proceedings, claims, lawsuits or government investigations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. In the current environment, some of the above factors have materialized and may or will continue to be impacted by the COVID-19 pandemic, which may cause actual results to vary from these forward-looking statements.  A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2021 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made. Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides the computation of Adjusted EBITDA attributable to the Company, which is defined as net income before noncontrolling interest adjusted for the following items: interest expense, depreciation expense, amortization of intangible assets, income tax expense, certain non-cash gains and losses including purchase accounting and contingent consideration adjustments, share-based compensation expense, losses on extinguishment of debt, certain transaction costs and credit facility fees, business optimization expenses, certain specific provisions, and adjusted EBITDA attributable to noncontrolling interests, as set forth in the reconciliation table below.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization and other charges, certain specific provisions, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests. In addition, for periods prior to 2022, adjusted net income reflects cash income tax expense due to the existence of the tax shield from the amortization of tax-deductible goodwill and intangible assets from the acquisition of the Company by CCMP Capital Advisors, LLC in 2006. Due to the expiration of this tax shield in the fourth quarter of 2021, there is no similar reconciling item starting in 2022.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP.  Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Senior Vice President – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net sales	$1,049,232	$1,067,071	$4,564,737	$3,737,184
Costs of goods sold	706,065	704,532	3,042,733	2,377,102
Gross profit	343,167	362,539	1,522,004	1,360,082

Operating expenses:
Selling and service	107,570	89,577	496,260	319,020
Research and development	38,446	29,406	159,774	104,303
General and administrative	62,825	37,758	194,861	144,272
Acquisition related costs	1,459	12,668	1,459	21,465
Amortization of intangibles	25,639	17,649	103,320	49,886
Total operating expenses	235,939	187,058	955,674	638,946
Income from operations	107,228	175,481	566,330	721,136

Other (expense) income:
Interest expense	(19,523)	(9,529)	(54,826)	(32,953)
Investment income	509	403	1,129	1,415
Loss on extinguishment of debt	–	–	(3,743)	(831)
Other, net	(755)	223	(424)	2,759
Total other expense, net	(19,769)	(8,903)	(57,864)	(29,610)

Income before provision for income taxes	87,459	166,578	508,466	691,526
Provision for income taxes	13,568	20,616	99,596	134,957
Net income	73,891	145,962	408,870	556,569
Net income attributable to noncontrolling interests	2,876	3,067	9,368	6,075
Net income attributable to Generac Holdings Inc.	$71,015	$142,895	$399,502	$550,494

Other comprehensive income (loss):
Foreign currency translation adjustment	56,424	(4,559)	(48,841)	(41,030)
Net unrealized gain (loss) on derivatives	(1,120)	5,345	38,494	20,529
Other comprehensive income (loss)	55,304	786	(10,347)	(20,501)
Total comprehensive income	129,195	146,748	398,523	536,068
Comprehensive income attributable to noncontrolling interests	6,764	2,964	11,179	5,496
Comprehensive income attributable to Generac Holdings Inc.	$122,431	$143,784	$387,344	$530,572

Net income attributable to common shareholders per common share - basic:	$0.84	$2.09	$5.55	$8.51
Weighted average common shares outstanding - basic:	62,370,769	62,992,455	63,117,007	62,686,001

Net income attributable to common shareholders per common share - diluted:	$0.83	$2.04	$5.42	$8.30
Weighted average common shares outstanding - diluted:	63,583,384	64,487,071	64,681,357	64,253,408

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$132,723	$147,339
Accounts receivable, less allowance for credit losses of $27,664 and $12,025 at December 31, 2022 and 2021, respectively	522,458	546,466
Inventories	1,405,384	1,089,705
Prepaid expenses and other assets	121,783	64,954
Total current assets	2,182,348	1,848,464

Property and equipment, net	467,604	440,852

Customer lists, net	206,987	238,722
Patents and technology, net	454,757	492,473
Other intangible assets, net	41,719	66,436
Tradenames, net	227,251	243,531
Goodwill	1,400,880	1,409,674
Deferred income taxes	12,746	15,740
Operating lease and other assets	175,170	121,888
Total assets	$5,169,462	$4,877,780

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$48,990	$72,035
Accounts payable	446,050	674,208
Accrued wages and employee benefits	45,741	72,060
Accrued product warranty	89,141	59,052
Other accrued liabilities	349,389	272,622
Current portion of long-term borrowings and finance lease obligations	12,733	5,930
Total current liabilities	992,044	1,155,907

Long-term borrowings and finance lease obligations	1,369,085	902,091
Deferred income taxes	125,691	205,964
Operating lease and other long-term liabilities	312,916	341,681
Total liabilities	2,799,736	2,605,643

Redeemable noncontrolling interest	110,471	58,050

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 72,701,275 and 72,386,017 shares issued at December 31, 2022 and December 31, 2021, respectively	728	725
Additional paid-in capital	1,016,138	952,939
Treasury stock, at cost, 11,284,350 and 8,667,031 shares at December 31, 2022 and 2021, respectively	(808,491)	(448,976)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	2,316,224	1,965,957
Accumulated other comprehensive loss	(65,102)	(54,755)
Stockholders’ equity attributable to Generac Holdings Inc.	2,257,381	2,213,774
Noncontrolling interests	1,874	313
Total stockholders’ equity	2,259,255	2,214,087
Total liabilities and stockholders’ equity	$5,169,462	$4,877,780

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Operating activities
Net income	$408,870	$556,569
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	52,821	42,155
Amortization of intangible assets	103,320	49,886
Amortization of original issue discount and deferred financing costs	3,234	2,589
Loss on extinguishment of debt	3,743	831
Deferred income taxes	(95,465)	(2,096)
Share-based compensation expense	29,481	23,954
Gain on disposal of assets	(592)	(4,393)
Other noncash charges	18,339	206
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,547	(131,861)
Inventories	(319,274)	(470,991)
Other assets	4,766	(819)
Accounts payable	(223,031)	297,323
Accrued wages and employee benefits	(27,369)	5,814
Other accrued liabilities	110,036	73,798
Excess tax benefits from equity awards	(16,910)	(31,809)
Net cash provided by operating activities	58,516	411,156

Investing activities
Proceeds from sale of property and equipment	2,077	259
Proceeds from sale of investment	1,308	4,968
Proceeds from beneficial interests in securitization transactions	3,566	4,609
Contribution to equity method investment	(14,930)	(3,660)
Expenditures for property and equipment	(86,188)	(109,992)
Purchase of long-term investment	(15,000)	–
Acquisition of business, net of cash acquired	(25,065)	(713,471)
Net cash used in investing activities	(134,232)	(817,287)

Financing activities
Proceeds from short-term borrowings	248,209	272,818
Proceeds from long-term borrowings	1,026,284	150,088
Repayments of short-term borrowings	(268,133)	(239,113)
Repayments of long-term borrowings and finance lease obligations	(542,191)	(108,556)
Stock repurchases	(345,840)	(125,992)
Payment of contingent acquisition consideration	(16,135)	(3,750)
Payment of debt issuance costs	(10,330)	(1,185)
Purchase of additional ownership interest	(375)	(27,164)
Cash dividends paid to noncontrolling interest of subsidiary	(309)	–
Taxes paid related to equity awards	(40,923)	(58,903)
Proceeds from the exercise of stock options	13,786	38,787
Net cash provided by (used in) financing activities	64,043	(102,970)

Effect of exchange rate changes on cash and cash equivalents	(2,943)	1,312

Net increase (decrease) in cash and cash equivalents	(14,616)	(507,789)
Cash and cash equivalents at beginning of period	147,339	655,128
Cash and cash equivalents at end of period	$132,723	$147,339

Supplemental disclosure of cash flow information
Cash paid during the period
Interest	$48,912	$27,842
Income taxes	150,893	156,728

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Total Sales by Reportable Segment
	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$864,629	$15,989	$880,618	$896,402	$12,390	$908,792
International	184,603	34,624	219,227	170,669	9,745	180,414
Intercompany elimination	-	(50,613)	(50,613)	-	(22,135)	(22,135)
Total net sales	$1,049,232	$-	$1,049,232	$1,067,071	$-	$1,067,071

	Total Sales by Reportable Segment
	Year Ended December 31, 2022			Year Ended December 31, 2021
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$3,867,866	$60,731	$3,928,597	$3,164,050	$39,339	$3,203,389
International	696,871	93,699	790,570	573,134	26,123	599,257
Intercompany elimination	-	(154,430)	(154,430)	-	(65,462)	(65,462)
Total net sales	$4,564,737	$-	$4,564,737	$3,737,184	$-	$3,737,184

	External Net Sales by Product Class
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Residential products	$574,799	$705,808	$2,911,871	$2,456,765
Commercial & industrial products	361,473	284,004	1,260,737	998,998
Other	112,960	77,259	392,129	281,421
Total net sales	$1,049,232	$1,067,071	$4,564,737	$3,737,184

	Adjusted EBITDA
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Domestic	$144,143	$196,691	$716,302	$795,417
International	29,533	23,664	109,065	66,008
Total adjusted EBITDA (1)	$173,676	$220,355	$825,367	$861,425

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net income attributable to Generac Holdings Inc.	$71,015	$142,895	$399,502	$550,494
Net income attributable to noncontrolling interests	2,876	3,067	9,368	6,075
Net income	73,891	145,962	408,870	556,569
Interest expense	19,523	9,529	54,826	32,953
Depreciation and amortization	39,417	29,359	156,141	92,041
Provision for income taxes	13,568	20,616	99,596	134,957
Non-cash write-down and other adjustments (1)	7,934	(3,708)	(2,091)	(3,070)
Non-cash share-based compensation expense (2)	6,058	5,750	29,481	23,954
Loss on extinguishment of debt (3)	-	-	3,743	831
Transaction costs and credit facility fees (4)	1,195	12,886	5,026	22,357
Business optimization and other charges (5)	1,000	(126)	4,371	33
Provision for regulatory and clean energy product charges (6)	10,000	-	65,265	-
Other	1,090	87	139	800
Adjusted EBITDA	173,676	220,355	825,367	861,425
Adjusted EBITDA attributable to noncontrolling interests	4,288	2,897	15,087	9,351
Adjusted EBITDA attributable to Generac Holdings Inc.	$169,388	$217,458	$810,280	$852,074

(1) Includes gains/losses on disposals of assets and sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayment.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(5) The current year period predominantly represents severance charges related to certain headcount reductions, as well as other restructuring charges related to the suspension of operations at certain of our facilities.

(6) The amount recorded in the third quarter 2022 represents a specific bad debt provision of $17.9 million for a clean energy product customer that filed for bankruptcy, as well as a warranty provision of $37.3 million to address certain clean energy product warranty-related matters. The amount recorded in the fourth quarter 2022 represents a provision of $10 million for a pending and unresolved matter with the Consumer Product Safety Commission concerning the imposition of potential penalty fines for allegedly failing to timely submit a report under the Consumer Product Safety Act in relation to certain portable generators that were subject to a voluntary recall previously announced on July 29, 2021.

Net income to Adjusted net income reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net income attributable to Generac Holdings Inc.	$71,015	$142,895	$399,502	$550,494
Net income attributable to noncontrolling interests	2,876	3,067	9,368	6,075
Net income	73,891	145,962	408,870	556,569
Provision for income taxes (9)	-	20,616	-	134,957
Amortization of intangible assets	25,639	17,649	103,320	49,886
Amortization of deferred finance costs and original issue discount	973	648	3,234	2,589
Loss on extinguishment of debt (3)	-	–	3,743	831
Transaction costs and other purchase accounting adjustments (7)	11,239	8,525	3,588	19,655
(Gain)/loss attributable to business or asset dispositions (8)	-	(392)	(229)	(4,383)
Business optimization and other charges (5)	1,000	(126)	4,371	33
Provision for regulatory and clean energy product charges (6)	10,000	–	65,265	–
Tax effect of add backs	(7,038)	–	(43,638)	–
Cash income tax expense (9)	-	(29,667)	-	(136,231)
Adjusted net income	115,704	163,215	548,524	623,906
Adjusted net income (loss) attributable to noncontrolling interests	2,476	1,355	9,675	4,971
Adjusted net income attributable to Generac Holdings Inc.	$113,228	$161,860	$538,849	$618,935

Adjusted net income attributable to Generac Holdings Inc. per
common share - diluted:	$1.78	$2.51	$8.33	$9.63
Weighted average common shares outstanding - diluted:	63,583,384	64,487,071	64,681,357	64,253,408

(7) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(8) Represents gains and losses attributable to the disposition of a business or assets occurring in other than ordinary course, as defined in our credit agreement.

(9) Amount for the three months and year ended December 31, 2021 is based on an anticipated cash income tax rate of 19.7% due to the existence of the tax shield from the amortization of tax-deductible goodwill and intangible assets from our acquisition by CCMP Capital Advisors, LLC in 2006. Due to the expiration of this tax shield in the fourth quarter of 2021, there is no similar reconciling item for the current year period. For comparative purposes to the current year, using the GAAP tax expense for the three months and year ended December 31, 2021 would result in adjusted net income per diluted share of $2.52 and $9.36, respectively, on a pro forma basis.

Free Cash Flow Reconciliation
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net cash (used in) provided by operating activities	$100,868	$61,752	$58,516	$411,156
Proceeds from beneficial interests in securitization transactions	821	2,369	3,566	4,609
Expenditures for property and equipment	(21,355)	(22,536)	(86,188)	(109,992)
Free cash flow	$80,334	$41,585	$(24,106)	$305,773